Exhibit 99.1

Spansion Reports Third Quarter 2006 Results

Company Reports Record Quarterly Revenue and Sixth Straight Quarter of Operational Improvement

SUNNYVALE, CA – October 18, 2006 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced third quarter 2006 results. For the quarter ended October 1, 2006, the company reported its sixth straight quarter of operational improvement. Net sales for the quarter were a record $675 million, an increase of 31 percent over net sales of $516 million for the third quarter of 2005. MirrorBit® revenue as a percentage of net sales rose to 53 percent in the third quarter of 2006 compared with 43 percent of net sales in the second quarter of 2006 and nearly three times the MirrorBit revenues over the same period last year.

Sequentially, net loss for the third quarter of 2006 declined significantly to $22 million, or $0.17 per share, compared with a loss of $49 million, or $0.38 per share for the second quarter of 2006, a 55 percent improvement. This also compares to a net loss of $62 million, or $0.85 per share, in the third quarter of 2005. Unlike the third quarter of 2005, the second and third quarters of 2006 include pre-tax stock-based compensation charges totaling approximately $6 million each resulting from the adoption of SFAS 123R, “Accounting for Stock-Based Compensation.”

“Spansion is delivering on its commitment to new products and cash management,” said Bertrand Cambou, president and CEO of Spansion. “Customer acceptance of 90nm MirrorBit technology is strong for both NOR and ORNAND and we expect MirrorBit Quad production by year end. This leads us to believe that we are well positioned to reach bottom line profitability in the fourth quarter of 2006.”

During the third quarter of 2006, the company’s Wireless Division (WSD) and Consumer, Smart Card and Industrial Division (CSID) grew revenues and the company gained market share against its largest NOR competitor. Spansion estimates its Flash memory was incorporated into 96 million handset units in Q3 2006, up nearly 50 percent from 65 million handsets in the third quarter of 2005. Compared to the second quarter of 2006, Spansion total Flash memory revenue per handset increased due to the successful deployment of higher density MirrorBit solutions.

Third quarter 2006 gross margin rose for the sixth straight quarter to 21 percent compared with 14 percent in the year ago period. During the third quarter, the company successfully transitioned its production at Fab 25 from primarily 110nm to 90nm MirrorBit technology. This aggressive transition was achieved despite the impact of lower than planned yields on 12,000 marginal raw wafers received from one of the company’s suppliers, reducing gross margin and operating income. Fab 25 has now returned to planned yield levels. Spansion projects that approximately 75 percent of wafer starts will be on 90nm MirrorBit technology at Fab 25 in November 2006.

Operating loss for the third quarter of 2006 improved to $10 million, compared to an operating loss of $49 million in the year-ago period. In order to better serve certain customers in Asia, the company now sells directly to distributors, the change in which resulted in increased deferred revenue for this quarter.

ADDITIONAL HIGHLIGHTS

•	Spansion has signed an agreement to sell its JV1 and JV2 manufacturing facilities in Aizu-Wakamatsu to Fujitsu for approximately $150 million in cash, as part of Spansion’s strategy to divest of trailing technology assets. Spansion plans to serve its customers with legacy products through a foundry relationship with Fujitsu and also with Spansion’s JV3 manufacturing facility, which is located on the same site as the future 300mm SP1 facility in Aizu-Wakamatsu Japan.

•	Spansion demonstrated MirrorBit Quad technology, the world’s first 4-bit per cell Flash memory. Production of MirrorBit Quad 512Mb, 1Gb, and 2Gb on 90nm products is planned by year-end.

•	Spansion intensified its commitment to the China market, one of the largest revenue generating regions for Spansion, by expanding its global engineering network with a new integrated circuit (IC) design center located in Suzhou, China. Spansion now has design, systems engineering, final manufacturing, marketing and sales and strategic partners in China.

CURRENT OUTLOOK

Spansion’s outlook statements for the fourth quarter of 2006 are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

•	Spansion expects total net sales in the fourth quarter of 2006 to be in the range of $710 to $740 million.

•	The company’s goal is to reach profitability on a net income basis in the fourth quarter of 2006.

•	Spansion expects sales of MirrorBit products, as a percentage of total net sales, to be approximately 60 percent in the fourth quarter of 2006 with MirrorBit ORNAND technology based product revenue in the range of 5 to 10 percent of total net sales.

Investor Conference Call

Spansion will host a conference call today, October 18, 2006, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available for seven days following the call by dialing (888) 203-1112 using the passcode 4759139 and will also be accessible on the company’s investor relations web site at www.spansion.com.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected production of MirrorBit Quad products, projected wafer starts at Fab 25, the company’s projected total net sales for the fourth quarter of fiscal 2006, the sales of and revenues from MirrorBit Flash memory products and the expected profitability on a net income basis in the fourth quarter of 2006. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; that customer acceptance of MirrorBit technology will not continue to increase; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND-based Flash memory products for their applications; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that there will be a lack of customer acceptance of MirrorBit ORNAND- or MirrorBit Quad- based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company may not achieve facilities and capacity implementation schedules; that the company will not be able to reduce expenses; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that the company will be able to meet customer demand during cyclical industry or economic downturns; that our reliance on third-party manufacturers may harm us; that industry overcapacity may affect our prices and our manufacturing capacity; that average selling prices may decline; and that the company’s operations in foreign countries may be subject to economic and geopolitical risks. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2006 and the company’s Registration Statement on Form S-1 dated October 10, 2006. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is the world’s largest pure-play provider of Flash memory solutions, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics markets. Spansion, previously a joint venture of Advanced Micro Devices, Inc. and Fujitsu Limited, is the largest company in the world dedicated exclusively to developing, designing, and manufacturing Flash memory products and systems. For more information, visit www.spansion.com.

Spansion, the Spansion logo, MirrorBit, ORNAND, and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.616.1170

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Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Oct. 01, 2006 (Unaudited)	Jul. 2, 2006 (Unaudited)	Sep. 25, 2005 (Unaudited)
Net sales	$674,718	$655,352	$515,653
Cost of sales	532,563	523,295	445,307

Gross profit	142,155	132,057	70,346
Other expenses:
Research and development	90,259	91,800	74,124
Marketing, general and administrative	61,866	67,305	45,259

Operating loss	(9,970)	(27,048)	(49,037)
Interest and other income (expense), net	3,888	(6,126)	432
Interest expense	(13,020)	(18,391)	(11,363)

Loss before income taxes	(19,102)	(51,565)	(59,968)
Provision (benefit) for income taxes	3,013	(2,806)	1,755

Net loss	$(22,115)	$(48,759)	$(61,723)

Net loss per common share

Basic and diluted	$(0.17)	$(0.38)	$(0.85)

Shares used in per share calculation

- Basic and diluted	128,800	128,464	72,549

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Oct. 1, 2006	Jul. 2, 2006	Dec. 25, 2005*
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash, cash equivalents and marketable securities	$378,187	$364,393	$725,816
Accounts receivable, net	413,427	443,110	418,642
Inventories	466,885	486,069	460,143
Deferred income taxes	2,466	6,857	34,452
Prepaid expenses and other current assets	44,308	48,785	33,789

Total current assets	1,305,273	1,349,214	1,672,842

Property, plant and equipment, net	1,630,073	1,604,172	1,587,763
Deferred income taxes	9,479	7,793	7,128
Other assets	31,883	32,048	34,232

Total Assets	$2,976,708	$2,993,227	$3,301,965

Liabilities and Stockholders' Equity

Current liabilities:
Note payable to banks under revolving loans	$—	$8,739	$43,020
Accounts payable and accrued liabilities	450,835	421,208	460,892
Accrued compensation and benefits	49,363	47,161	51,534
Income taxes payable	1,683	2,757	13,058
Deferred income on shipments to distributors	35,758	27,715	31,901
Current portion of long-term debt and capital lease obligations	89,888	108,862	190,535

Total current liabilities	627,527	616,442	790,940

Deferred income taxes	1,265	4,031	29,498
Long-term debt and capital lease obligations	514,641	501,776	526,058
Other long-term liabilities	22,900	25,011	33,492

Stockholders' equity	1,810,375	1,845,967	1,921,977

Total liabilities and stockholders' equity	$2,976,708	$2,993,227	$3,301,965

*	Derived from the December 25, 2005 audited financial statements of Spansion Inc.